Exhibit 3.3

STATEMENT OF DESIGNATIONS
OF
CASTOR MARITIME INC.
 Reg. No. 92609

Pursuant to Section 35(5) of the Business Corporations Act

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY
NON RESIDENT
The original of this Document was

FILED ON

September 22, 2017

/s/ Deputy Registrar
Deputy Registrar

STATEMENT OF DESIGNATION OF THE RIGHTS, PREFERENCES AND PRIVILEGES OF
THE 9.75% SERIES A CUMULATIVE REDEEMABLE PERPETUAL
 PREFERRED SHARES OF CASTOR MARITIME INC.
CASTOR MARITIME INC., a Company organized and existing under the Business Corporations Act (the "BCA") of the Republic of the Marshall Islands (the "Company"), in accordance with the provisions of Section 35 thereof and the Company's Articles of Incorporation, does hereby certify:
The Board of Directors of the Company has adopted the following resolution creating a series of Preferred Stock (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires) of the Company designated as "9 75% Series A Cumulative Redeemable Perpetual Preferred Shares."
RESOLVED, that a series of Preferred Stock, par value $0.001 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
Section 1. Designation. The distinctive designation of such series of Preferred Stock is "9.75% Series A Cumulative Redeemable Perpetual Preferred Shares" ("Series A Preferred Shares"). Each share of Series A Preferred Shares shall be identical in all respects to every other share of Series A Preferred Shares, except as to the respective dates from which dividends may begin accruing, to the extent such dates may differ. The Series A Preferred Shares represent perpetual equity interests in the Company and shall not give rise to a claim for payment of a principal amount at a particular date.
Section 2. Shares.
(a)
Number. The authorized number of shares of Series A Preferred Shares shall be four hundred eighty thousand (480,000), subject to increase by filing a statement of designation with respect to such additional shares. Shares of Series A Preferred Shares that are repurchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued Preferred Stock, undesignated as to series.

Section 3. Dividends.
(a)
Dividends. Dividends on each share of Series A Preferred Shares shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding stock, from the Dividend Payment Date immediately preceding the issuance date of such stock) until such time as the Company pays the dividend or redeems the stock in full in accordance with Section 6 below, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Holders of Series A Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Company in accordance with this Statement of Designation, shall be paid semi-annually on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable next Dividend Payment Date for such Dividend Period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months. The Dividend Rate is not subject to adjustment.
(b)
Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Company shall pay those dividends, if any, on the Series A Preferred Shares that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders' names appear on the stock transfer books of the Company maintained by the Registrar and Transfer Agent on the applicable record date (the "Record Date"), being the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Company's Bylaws and this Statement of Designation. No dividend shall be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Shares for all prior and the then-ending Dividend Periods.

The Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other Junior Stock unless full cumulative dividends on the Series A Preferred Shares for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.
Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors at the Dividend Payment Default Rate, whether or not a Dividend Payment Date, to Holders of the Series A Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Preferred Shares shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series A Preferred Shares shall be made in order of their respective Dividend Payment Dates at the Dividend Payment Default Rate, commencing with the earliest. If less than all dividends payable with respect to all Series A Preferred Shares are paid, any partial payment shall be made pro rata with respect to the Series A Preferred Shares entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. In other circumstances, dividends may be paid by check mailed to the registered address of the Holder, unless, in any particular case, the Company elects to pay by wire transfer.
Section 4. Liquidation Rights.
(a)
Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after payment of taxes, costs and expenses that may be payable with respect to the Liquidation Event and (iii) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Stock as to such distribution, a liquidating distribution or payment in full redemption of such Series A Preferred Shares in an amount initially equal to $25.00 per share in cash, plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared) (the "Liquidation Preference"). For purposes of clarity, upon the occurrence of any Liquidation Event, the Holders of outstanding Series A Preferred Shares shall be entitled to the Liquidation Preference per share in cash before any distribution shall be made to the holders of Common Stock or any other Junior Stock. Holders of Series A Preferred Shares shall not be entitled to any other amounts from the Company, in their capacity as Holders of such stock, after they have received the Liquidation Preference. The payment of the Liquidation Preference shall be a payment in redemption of the Series A Preferred Shares such that, from and after payment of the full Liquidation Preference, any such Series A Preferred Shares shall thereafter be Cancelled and no longer be outstanding.
(b)
Partial Payment. In the event that the distribution or payment described in Section 4(a) above where the Company's assets available for distribution to holders of the outstanding Series A Preferred Shares are insufficient to permit payment of all required amounts, the Company's then remaining assets or proceeds thereof legally available for distribution to stockholders of the Company shall be distributed among the Series A Preferred Shares, as applicable, ratably on the basis of their relative aggregate liquidation preferences. To the extent that the Holders of Series A Preferred Shares receive a partial payment of their Liquidation Preference, such partial payment shall reduce the Liquidation Preference of their Series A Preferred Shares, but only to the extent of such amount paid.

(c)
Residual Distributions. After payment of all required amounts to the Holders of the outstanding Series A Preferred Shares, the Company's remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Stock then outstanding according to their respective rights.

Section 5. Voting Rights.
(a)	General. The Series A Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by Marshall Islands law.
(b)
Amendments. Unless the Company shall have received the affirmative vote or consents of the Holders of at least two thirds of the outstanding Series A Preferred Shares, voting as a single class, the Company may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series A Preferred Shares

Section 6. Optional Redemption. The Company shall have the right at any time on or after six months after the Original Issue Date to redeem the Series A Preferred Shares, in whole or from time to time in part, from any funds available for such purpose. Any such redemption shall occur on a date set by the Company (the "Redemption Date").

(a)
Redemption Price. The Company may redeem each share of Series A Preferred Shares at an amount equal to the Liquidation Preference on the Redemption Date, whether or not declared (the "Redemption Price"). The Redemption Price shall be paid by the Paying Agent to the the Holder on the Redemption Date. The Redemption Price may be paid in cash, Common Stock or a Note as shall be determined in the Company's sole discretion. If paid in Common Stock, the price of the Common Stock will be 90% of the lowest daily volume weighted average price on any trading day during the 5 consecutive trading day period ending and including the trading day immediately prior to the date of the applicable Redemption Date.

Notwithstanding any other provisions herein, the Holder shall not acquire, or be obligated or have the right to acquire, any Common Stock pursuant to an optional redemption which, when aggregated with all other shares of Common Stock then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13{1-3 promulgated thereunder) by the Holder and its Affiliates, would result in the beneficial ownership by the Holder of more than 4.9% of the then issued and outstanding shares of Common Stock (the "Ownership Limitation"). If the Company issues a Redemption Notice that would cause the aggregate number of shares of Common Stock then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Holder and its Affiliates to exceed the Ownership Limitation, such Redemption Notice shall be void ab initio to the extent of the amount by which the number of shares of Common Stock otherwise issuable pursuant to such Redemption Notice, together with all shares of Common Stock then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Holder and its Affiliates, would exceed the Ownership Limitation. Upon the written or oral request of the Holder, the Company shall promptly confirm orally or in writing to the Holder the number of shares of Common Stock then outstanding. The Holder and the Company shall each cooperate in good faith in the determinations required hereby and the application hereof. The Holder's written certification to the Company of the applicability of the Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and such result absent manifest error. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61') day after delivery of such notice) or decrease the Ownership Limitation to any other amount of Common Stock not in excess of 9.99% of the then issued and outstanding shares of Common Stock as specified in such notice; provided that any such increase in the Ownership Limitation will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company.
(b)
Redemption Notice. The Company shall give notice of any redemption by mail not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Shares to be redeemed as such Holders' names appear on the Company's stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the "Redemption Notice") shall state: (1) the Redemption Date, (2) the number of Series A Preferred Shares to be redeemed and, if less than all outstanding Series A Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the

Redemption Price, (4) the place where the Series A Preferred Shares is to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the stock to be redeemed shall cease to accumulate from and after such Redemption Date.
(c)
Effect of Redemption; Partial Redemption. If the Company elects to redeem less than all of the outstanding Series A Preferred Shares, the number of shares to be redeemed shall be determined by the Company, and such shares shall be redeemed pro rata or by lot, with adjustments to avoid redemption of fractional shares. The Company shall give notice, or cause notice to be given, to the Holders of the number of shares of Series A Preferred Shares to be redeemed, and the Company shall determine the number of Series A Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. The aggregate Redemption Price for any such partial redemption of the outstanding Series A Preferred Shares shall be allocated correspondingly among the redeemed Series A Preferred Shares. The Series A Preferred Shares not redeemed shall remain outstanding and subject to all the terms provided in this Statement of Designation (including the Company's right, if it elects so, to redeem all or part of the Series A Preferred Shares outstanding at any relevant time in accordance with this Section 6 (including this paragraph (c))).

(d)
Redemption Funds. If the Company gives or causes to be given a Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Shares as to which such Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series A Preferred Shares to be redeemed upon surrender or deemed surrender of the certificates therefor. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series A Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Company's stockholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on Company's stock transfer books maintained by the Registrar and Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series A Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series A Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request after which repayment the Holders of the Series A Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Redemption Notice, there shall be no redemption of any Series A Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

(e)
Certificate. If only a portion of the Series A Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent, the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series A Preferred Shares represented by the surrendered certificate that have not been called for redemption

Section 7. Rank. The Series A Preferred Shares shall be deemed to rank Senior to (i) all classes of Common Stock, and (ii) any other class or series of capital stock established after the Original Issue Date (collectively referred to with the Company's Common Stock as "Junior Stock") with respect to dividend distributions and distributions upon a Liquidation Event.
The Company may issue additional Common Stock, additional Series A Preferred Shares and Junior Stock. Except as described herein, the Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series of Junior Stock before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each series of securities.
Section 8. Definitions. As used herein with respect to the Series A Preferred Shares:
"Affiliate" means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, "control" (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
"Articles of Incorporation" means the articles of incorporation as in effect on th date hereof, of the Company, as they may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.
"BCA" has the meaning set forth in the introductory paragraph of this Statement of Designation.
"Board of Directors" means the board of directors of the Company or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.
"Business Day" means a day on which NASDAQ is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.
"Bylaws" means the bylaws of the Company, as they may be amended from time to time.
"Common Stock" means the common stock of the Company, par value $0.001 per share, and any other outstanding class of common stock of the Company.
"Company" has the meaning set forth in the introductory paragraph of this Statement of Designation.
"Dividend Payment Date" means each June 15 and December 15 of each year, commencing December 15, 2017.

"Dividend Payment Default": means any time that a semi-annual dividend payable on Series A Preferred Shares is in arrears.
"Dividend Payment Default Rate": means in the event that any semi-annual dividend payable on the Series A Preferred Shares is in arrears the Dividend Rate payable on the Series A Preferred Shares shall increase to a rate that is 1.30 times the Dividend Rate payable on the Series A Preferred Shares as of the close of business on the day immediately preceding the Dividend Payment Date, and in any subsequent Dividend Payment Date the Dividend Rate payable shall increase to a rate that is 1.30 times the Dividend Rate payable on the Series A Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date until Dividend Payment Default is cured.
"Dividend Period" means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day next preceding the next Dividend Payment Date.
"Dividend Rate" means a rate equal to 9.75% per annum of the Liquidation Preference per share of Series A Preferred Shares.
"Holder" means the Person in whose name the Series A Preferred Shares is registered on the stock register of the Company maintained by the Registrar and Transfer Agent.
"Junior Stock" has the meaning set forth in Section 7(a) of this Statement of Designation.
"Liquidation Event" means the occurrence of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.
"Liquidation Preference" has the meaning set forth in Section 4(a) of this Statement of Designation.
"Note" shall mean a promissory note made by the Company in favor of a Holder with the following terms and provisions: (i) with a maturity of not more than 2 years and (ii) and a margin rate of not less than 9.75%.
"Original Issue Date" means the date the first Series A Preferred Share is issued and outstanding.
"Paying Agent" means any agent of the Company, acting in its capacity as paying agent for the Series A Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Company.
"Person" means a legal person, including any individual, Company, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.
"Preferred Stock" means any of the Company's capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company's affairs, over shares of the Common Stock.
"Record Date" has the meaning set forth in Section 3(b) of this Statement of Designation.

"Redemption Date" has the meaning set forth in Section 6 of this Statement of Designation.
"Redemption Notice" has the meaning set forth in Section 6(b) of this Statement of Designation.
"Redemption Price" has the meaning set forth in Section 6(a) of this Statement of Designation.
"Registrar" means any agent of the Company, acting in its capacity as registrar for the Series A Preferred Shares, and its successors and assigns or any other registrar appointed by the Company.
"Series A Preferred Shares" has the meaning set forth in Section 1 of this Statement of Designation.
"Statement of Designation" means this Statement of Designation relating to the Series A Preferred Shares, as it may be amended from time to time in a manner consistent with this Statement of Designation, the Articles of Incorporation and the BCA.
"Transfer Agent" means any agent of the Company, acting in its capacity as transfer agent for the Series A Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Company.
For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words "include," "includes," or "including" are used, they are deemed followed by the words "without limitation;" all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.
Section 9. Fractional Shares. No Series A Preferred Shares may be issued in fractions of a share.
Section 10. No Mandatory Redemption or Sinking Fund. The Series A Preferred Shares shall not be subject to mandatory redemption and shall not have the benefit of any sinking fund.
Section 11. Record Holders. To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any Series A Preferred Shares as the true, lawful and absolute owner thereof for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.
Section 12. Notices. All notices or communications in respect of the Series A Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.
Section 13. Other Rights. The Series A Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles of Incorporation or as provided by applicable law.
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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set his hand this 22nd day of September, 2017.

By:	/s/ Petros Panagiotidis
Name:	Petros Panagiotidis
Title:	Chief Executive Officer, Chief Financial Officer and Director